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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


                  THIS AGREEMENT, made as of the 29th day of August, 2001, is by and among Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisitions Partners, LLC each a Delaware limited liability company (collectively "Buyers," and each individually, a "Buyer"), and Enstar Income Program II-1, L.P., a Georgia limited partnership, Enstar Income Program II-2, L.P., a Georgia limited partnership, Enstar Income Program IV-3, L.P., a Georgia limited partnership, Enstar Income/Growth Program Six-A, L.P., a Georgia limited partnership, Enstar IV/PBD Systems Venture, a Georgia general partnership and Enstar Cable of Macoupin County, a Georgia general partnership (collectively, "Sellers," and each individually, a "Seller").


                              W I T N E S S E T H:


                  WHEREAS, Sellers own and operate cable television Systems (as hereinafter defined) serving areas in and around Taylorville, Hillsboro, Flora, Macoupin, Shelbyville and Mt. Carmel, Illinois ("Systems"), and propose to convey them to Buyers, as more particularly described in Schedule 1.1 hereto;

                  WHEREAS, Sellers have agreed to sell to Buyer, and Buyer has agreed to purchase, substantially all of Sellers' respective assets comprising or used or usable in connection with their operation of their respective Systems, upon the terms and conditions set forth herein; and

                  NOW, THEREFORE, in consideration of the representations and warranties and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Sellers and Buyers do hereby agree as follows:

1.       Definitions.

                  Terms Defined in this Section. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings when used herein with initial capital:

                  "Agreements" means this Agreement and all related written agreements, instruments, affidavits, certificates and other documents, that are executed and delivered by Buyer or Sellers pursuant to this Agreement or in connection with Buyer's purchase of the Assets or any other transactions contemplated by the Agreements, regardless of whether such instruments, affidavits, certificates and other documents are expressly referred to in this Agreement.

                  "Basic Cable Service" means the tier of cable television service that includes the retransmission of local broadcast signals.


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                  "Contracts" means, with respect to the Assets or operation of the Systems means: any contract for the purchase, sale or lease of real property or any option to purchase or sell real property; any installment sale agreement or liability; any multiple dwelling unit or bulk service agreement, pole attachment agreement; railway or utility agreement; retransmission consent agreement; must carry notice or agreement; written agreement with subscribers for cable television service or written hotel and motel agreement, except for such agreements as have been entered into in the ordinary course of business; any other contract, agreement, commitment, understanding or instrument that is material to Seller, the Systems or the Assets.

                  "Enstar" means Enstar Communications Corporation, a Georgia corporation.

                  "Expanded Basic Service" means the tier of cable television service offered separately from Basic Cable Service and for a charge in addition to that charged for Basic Cable Service, and that can only be purchased by subscribers that also receive Basic Cable Service, but not including any a la carte programming tier or other programming offered on a per channel or per program basis.

                  "General Partner" means each general partner of each of the General Partnerships.

                  "General Partner Consents" means the written consents of the General Partners that are necessary for the consummation of the transactions contemplated by this Agreement by each of the General Partnerships in accordance with the terms hereof, which shall be in form and substance satisfactory to such General Partnership.

                  "Governmental Authorizations" means, collectively, all franchises and other authorizations, agreements, licenses and permits for and with respect to the construction and operation of any of the Systems obtained from any governmental authority, including any agency, board, bureau, court commission, department or administration of the United States government, any state government or any local governmental body.

                  "Limited Partner" means each of the limited partners of each Limited Partnership and each of the limited partners in each General Partner.

                  "Limited Partner Consents" means the written consents of the Limited Partners of each Seller that is a Limited Partnership, or in the case of a Seller that is a General Partnership, the General Partner thereof, that are necessary for the consummation of the transactions contemplated by this Agreement by such Seller in accordance with the terms hereof, which shall be in form and substance satisfactory to such Seller.

                  "Limited Partnership" means each of the Sellers that is identified in the preamble hereto as a limited partnership.

                  "Material Adverse Effect" means a material adverse effect on any of the business, financial condition, results of operations, assets or liabilities of any Seller or the Systems, taken as a whole.


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                  "Material Consents" means the Required Consents designated as
Material Consents in Schedule 8.3.

                  "Minimum Subscriber Number" means, with respect to a System, the Minimum Subscriber Number with respect to such System set forth in Schedule 1.1.

                  "Outside Closing Date" means February 28, 2002.

                  "Permitted Encumbrances" means the following: (i) statutory landlord's liens and liens for current taxes, assessments and governmental charges not yet due and payable (or being contested in good faith); (ii) zoning laws and ordinances and similar legal requirements; (iii) rights reserved to any governmental authority to regulate the affected property; and (iv) as to interests in real property, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title that are reflected in the public records and that do not individually or in the aggregate materially interfere with the right or ability to own, use, lease or operate the Real Property as presently utilized.

                  "Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

                  "Required Consents" means any consent of any governmental authority or other Person under any Governmental Authorization, contract or other instrument which is necessary as a condition to its transfer or assignment or as a condition to the consummation of the transaction contemplated by the Agreements as indicated by an asterisk or other annotation on the Schedules.

                  "Subscriber" means an active customer of one of the Systems who subscribes for Basic Cable Service in a single household (excluding "second connections", as such term is commonly understood in the cable television industry, and any account duplication), commercial establishment or in a multi-unit dwelling (including motels and hotels), and has paid the applicable full non-discounted rate for at least one month's Basic Cable Service (including deposit and installation charges consistent with the applicable Seller's applicable past practice); provided, however, that the number of customers in a multi-unit dwelling or commercial establishment that obtains service on a "bulk-rate" basis shall be determined on a System-by-System basis by dividing the gross bulk-rate revenue for Basic Cable Service and Expanded Basic Service (but not revenues from tier or premium services, installation or converter rental) attributable to such multi-unit dwelling or commercial establishment in each System by the subscription rate for individual households within such System for the higher level of Basic Cable Service and Expanded Basic Service offered by such System. For purposes of this definition, an "active customer" shall mean any customer: (i) who has not given or been given notice of termination and who, consistent with the applicable Seller's policies, should not have been given notice of termination; provided, that the number of subscribers referred to in this clause (i) shall be net of the number of prospective subscribers whose connection to a System is pending; (ii) who has become a subscriber only pursuant to customary marketing promotions conducted in the ordinary course of business consistent with past practices, excluding any customers who became subscribers as a result of any such promotions conducted within the


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preceding thirty (30) days; and (iii) whose account does not have an outstanding balance (other than an amount of $5.00 or less) more than 60 days past due (with an account being past due one day after the first day of the period to which the applicable billing relates).

                  "Transferable Franchise Area" means any franchise area with respect to which (A) any Required Consent necessary under a franchise in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained or shall have been deemed obtained by operation of law, or (B) no Required Consent is necessary under a franchise in connection with the consummation of the transactions contemplated by this Agreement.

                  "Voting Period" means the period during which the Limited Partners of any Seller are entitled to vote to approve or disapprove the transactions contemplated by this Agreement with respect to such Seller.

                  "WARN Act" means the Worker Adjustment Retraining and Notification Act.

2.       Sale of Assets; Assumption of Certain Liabilities.

         2.1      Sales of Assets.

                  (a) Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations and warranties herein set forth, on the Closing Date in accordance with Schedule 1.1, each Seller agrees to sell, assign, transfer, convey and deliver to the designated Buyer, and each Buyer agrees to purchase and acquire from the designated Seller, all right, title and interest of such Seller in the Assets (as defined herein), free and clear of all encumbrances other than Permitted Encumbrances. The "Assets" shall mean all of the assets (tangible and intangible, real and personal), owned, leased or otherwise held by such Seller and used or usable in connection with the operation of the Systems; provided, that the Assets shall not include any of the "Excluded Assets," as defined in Section 2.1(b) and assets disposed of by Sellers between the date hereof and the Closing Date on an arms' length basis in the ordinary course of business. Except as expressly set forth in this Agreement, the Assets will be conveyed to Buyer on an "AS IS, WHERE IS" basis without representations or warranties of any kind or manner whatsoever. As more particularly identified on Schedule 2.1(a)(i) and 2.1(a)(iii), the Assets shall include, without limitation, the following:

                      (i) all of Sellers' rights under the Contracts and Governmental Authorizations relating to operation of the Systems, and all intangibles relating to operation of the Systems, including, but not limited to, all claims and goodwill, if any, with respect to the operation of the Systems as listed on Schedule 2.1(a)(i);

                      (ii) all tangible personalty, electronic devices, trunk and distribution cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber devices, "headend" equipment, facilities, vehicles, inventories, supplies and other personal property used or usable in the operation of the Systems;

                      (iii) all realty, towers, fixtures, easements, leasehold and other interests in real property with respect to operation of the Systems as listed on Schedule 2.1(a)(iii);


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                      (iv)   all accounts receivable of Sellers relating to
their operation of the Systems; and

                      (v) all business records location at the premises of the Systems, or located elsewhere but necessary and customary to the management and operation of the Systems.

                  (b) Notwithstanding the foregoing, the Assets shall not include, and Buyer shall not acquire any interest in or to, any of the following (the "Excluded Assets"):

                      (i)    programming and retransmission consent agreements;

                      (ii) insurance policies of Sellers and rights and claims thereunder;

                      (iii) bonds, letters of credit, surety instruments and other similar items of Sellers;

                      (iv) cash and cash equivalents and notes receivable of Sellers;

                      (v) Sellers' trademarks, trade names, service marks, service names, logos and similar proprietary rights;

                      (vi) Sellers' minute books and other books and records related to internal matters, corporate matters and financial relationships with Sellers' lenders and affiliates;

                      (vii) installment sale and other agreements under which Buyer would be obligated to pay the deferred purchase price of property, except any such agreements that are listed in Schedule 2.1(a)(i) and except any such agreements permitted to be entered into by Sellers hereunder;

                      (viii) all rights to tax refunds and refunds of fees of any nature, in either case relating to the period prior to the Closing Date; and

                      (ix) software licenses obtained by Sellers pursuant to master software licenses.

         2.2 Assumed Liabilities. Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations and warranties herein set forth on the Closing Date, Buyer agrees to pay, discharge and perform the following to the extent related to the Assets received by Buyer (the "Assumed Liabilities"):

                      (i) liabilities and obligations under any Contracts, Governmental Authorizations, and other instruments included within the Assets and accruing and relating to the period from and after the Closing Date;

                      (ii) liabilities and obligations of Sellers to the extent there is a reduction in the Purchase Price with respect thereto; and


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                      (iii)  liabilities and obligations arising out of Buyer's
ownership or operation of the Systems from and after the Closing Date, except to the extent that any such liability or obligation relates to any of the Excluded Assets.

All other obligations and liabilities of Sellers, including (a) obligations with respect to the Excluded Assets, (b) any obligations under the Contracts assumed by Buyer relating to the time period prior to or on the Closing Date and (c) any claims or pending litigation or proceedings relating to the operation of the Systems prior to or on the Closing Date shall remain the obligations and liabilities of Sellers.

3.       Closing.

         3.1 Purchase Price. The aggregate purchase price payable for the Assets shall be Sixty-Three Million Dollars ($63,000,000), subject to Sections
9.1 and 11.1, and as adjusted at the Closing pursuant to Section 3.3(a) (the "Purchase Price"), and as further adjusted post-Closing pursuant to Section 3.3(b). The Purchase Price shall be allocated among the Sellers as set forth in
Schedule 1.1.

         3.2 Manner and Time of Closing and Payment. The closing of the transactions contemplated herein (the "Closing") shall take place at 9:00 a.m. at the offices of Charter Communications Inc. 12405 Powerscourt Drive, St. Louis, MO 63131, or at such other time and location mutually determined by Sellers and Buyer, on the last Business Day of the calendar month that is at least five (5) Business Days after the satisfaction or waiver of all conditions set forth in Sections 7.3, 7.4, 8.3, 8.4 and 8.6 hereof. The Closing shall be effective as of 11:59 p.m. St. Louis time on the date the Closing actually occurs ("Closing Date"). At Closing, Buyer shall deliver to Sellers, the Purchase Price, in immediately available funds by wire, inter-bank or intra-bank transfer to Sellers in accordance with Sellers' written instructions.

         3.3      Adjustment of Purchase Price.

                  (a) The Purchase Price payable to each Seller shall be subject to adjustment, to reflect, in accordance with generally accepted accounting principles, the principle that all revenues and refunds, and all costs, expenses and liabilities, attributable to the operation of such Seller's Systems for any period prior to such time on the Closing Date are for the account of the applicable Seller, and all revenues and refunds, and all costs, expenses and liabilities (other than liabilities and obligations under contracts or other obligations of such Seller that Buyer does not assume) attributable to the operation of such Seller's Systems from and after such time on the Closing Date are for the account of Buyer. The adjustments to be made to the Purchase Price payable to each Seller pursuant to this Section 3.3(a) shall consist of the following:

                      (i) an increase in the Purchase Price by an amount equal to the sum of:

                            (A) all prepaid items relating to the ownership or
operation of the Assets or the Systems and for which Buyer will receive a benefit after the Closing, which prepaid items shall be prorated between the applicable Seller and Buyer as of the Closing Date on the basis of the period covered by the respective prepayment, and shall be deemed to include,


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without limitation, all such prepaid items attributable to: real and personal property taxes and assessments levied against the Assets; real and personal property rentals; pole rentals; and power and utility charges;

                            (B) the sum of 99% of the book value of all
subscriber accounts receivable that are outstanding as of the Closing Date and no part of which other than $5.00 is more than sixty (60) days past due (with an account being past due one day after the first day of the period to which the applicable billing relates); plus 95% of the book value of all advertising and other accounts receivable that are outstanding as of the Closing Date and no part of which other than $5.00 is more than ninety (90) days from the invoice date; and

                      (ii) a decrease in the Purchase Price by an amount equal to the sum of:

                            (A) the amount of all subscriber prepayments, credit
balances and deposits held by Seller as of the Closing Date with respect to such Seller's Systems;

                            (B) all accrued and unpaid expenses relating to the
ownership or operation of such Seller's Assets and Systems, including accrued and unpaid franchise fees (which accrued and unpaid expenses shall be prorated between such Seller and Buyer as of the Closing Date on the basis of the period to which the respective expense relates, and shall be deemed to include, without limitation, accrued and unpaid expenses of the kind itemized in Section 3.3(a)(i)(A) above);

                            (C) in the event that the number of Subscribers on
the Closing Date for any of such Seller's Systems is less than the Minimum Subscriber Number for such System, the product of (i) $2,258.00 and (ii) the number of Subscribers by which the number of Subscribers served by a Seller is less than the Minimum Subscriber Number as of the Closing Date;

                            (D) with respect to any Retained Franchises (and the
Retained Assets with respect thereto), shall be the product of (i) the number of Subscribers covered by such Retained Franchise as of the Closing Date, based on the Pre-Closing Certificate, as it may be modified to reflect the resolution of any pre-Closing disputes with respect thereto, and (ii) the Subscriber Adjustment Amount applicable to the Seller of such Retained Franchise and Assets.

                            (E) with respect to employees of Sellers hired by
Buyers, accrued obligations for vacation and sick days, subject to Section 6.4(c); and

Sellers shall deliver to Buyer a certificate signed by Sellers (the "Pre-Closing Certificate"), which shall specify each Seller's good faith best estimate of the adjustments to the Purchase Price payable to such Seller required under this
Section 3.3(a), calculated as of the Closing Date. Within 90 days after the Closing Date, each Buyer shall deliver to Sellers a certificate signed by such Buyer (the "Post-Closing Certificate"), which shall set forth such Buyer's final adjustments to the Purchase Price payable to each Seller to be made as of the Closing Date pursuant to this Section 3.3(a), together with such documentation as may be necessary to support such Buyer's determination thereof; and, thereafter, such Buyer shall provide each Seller with such other documentation relating to the Post-Closing Certificate as such Seller may reasonably request. If


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a Seller wishes to dispute the final adjustments to the Purchase Price to be made as of the Closing Date pursuant to this Section 3.3(a), as reflected in the Post-Closing Certificate, such Seller shall, within thirty (30) days after its receipt of the Post-Closing Certificate, serve the applicable Buyer with a written description of the disputed items together with such documentation as such Buyer may reasonably request. If any Seller notifies a Buyer of its acceptance of the amounts set forth in the Post-Closing Certificate, or if a Seller fails to deliver its report of any proposed adjustments within the thirty
(30)-day period specified in the preceding sentence, the amounts set forth in the Post-Closing Certificate for such Seller shall be conclusive, final and binding on such Buyer and such Seller as of the last day of such thirty (30)-day period. If a Buyer and any Seller cannot resolve any dispute within thirty (30) days after a Buyer's receipt of such Seller's written objection, such Buyer and such Seller, shall, within the ten (10) days following expiration of such thirty
(30)-day period, appoint KPMG or such other independent public accounting firm of national reputation as is agreed upon by the parties to resolve the dispute, provided such firm is not the auditor for either Buyer or the applicable Seller. The cost of retaining such firm shall be borne one-half by Buyer and one-half by such Seller. Such firm shall report its determination in writing to the applicable Buyer and Seller, and such determination shall be conclusive and binding on such Buyer and Seller and shall not be subject to further dispute or review.

                  (b) If, as a result of any resolution reached by any Buyer and Seller, or any determination made by an accounting firm, in either case pursuant to Section 3.3(b), a Buyer is finally determined to owe any amount to any Seller, or any Seller is finally determined to owe any amount to a Buyer, the obligor shall pay such amount to the other party hereto within three (3) Business Days of such determination. Notwithstanding the foregoing, a Buyer shall pay to the applicable Seller or such Seller shall pay to the applicable Buyer, as the case may be, the amount due such other party with respect to any item that is not in dispute within three (3) Business Days of the date on which a dispute no longer exists in immediately available funds to an account or accounts specified in writing by the obligee.

         3.4 Instrument of Assignment and Assumption. At the Closing, each Buyer and each Seller will execute and deliver a Bill of Sale and Assignment and Assumption Agreement, as appropriate in the form of Exhibit A (the "Bill of Sale and Assignment and Assumption Agreements").

         3.5 Purchase Price Allocation. Each Buyer and each Seller will use good faith efforts to agree on the allocation, for tax reporting purposes, of the Purchase Price payable to such Seller among the Assets being conveyed by such Seller and shall file the form required to be filed under Section 1060 of the Internal Revenue Code consistent with such allocation.

4.       Representations and Warranties of Sellers.

         Each Seller hereby represents and warrants to Buyers that the following statements are true and correct, solely with respect to itself and the Assets and Systems being conveyed by it pursuant to this Agreement.

4.1      Organization, Qualification and Power.


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                  (a) Each Seller is a limited partnership or general
partnership (as indicated in the preamble hereto) duly organized, validly existing and in good standing under the laws of the State of Georgia, with full power and authority to own, lease or license its properties and assets and to carry on the business in which it is engaged in the manner in which such business is now carried on. Each Seller is duly qualified as a foreign partnership authorized to do business in the State of Illinois and is in good standing with the State of Illinois.

                  (b) Enstar is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Georgia, with full power and authority to carry on the business in which it is engaged in the manner in which such business is now carried on. Enstar is the sole general partner of each Limited Partnership and of each of the General Partners. Enstar is duly qualified as a foreign corporation authorized to do business in the State of Illinois and is in good standing with the State of Illinois.

         4.2 Capacity; Due Authorization; Enforceability. Subject to obtaining the Limited Partner Consents and the General Partner Consents, all requisite limited partnership or general partnership action, as the case may be, required to be taken by Seller for the execution, delivery and performance by Seller of the Agreements to which it is a party have been duly taken. Seller has the full legal capacity and legal right, power and authority to enter into the Agreements and to consummate the transactions contemplated thereby. Enstar has the full legal capacity and legal right, power and authority to execute the Agreements to which Seller is a party on behalf of Seller or, if Seller is a General Partnership, on behalf of each General Partner thereof. Subject to obtaining the Limited Partner Consents and the General Partner Consents, this Agreement has been duly executed and delivered by Seller, and the Agreements to which Seller is a party, upon execution and delivery, will be a legal, valid and binding obligation of Seller, enforceable in accordance with its respective terms, except in each case to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application affecting the rights and remedies of creditors or secured parties, and that the availability of equitable remedies including specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

         4.3      Absence of Conflicting Agreements.

                  (a) The execution and delivery of the Agreements to which Seller is a party and the consummation of the transactions contemplated thereby (provided that all of the Required Consents and the Limited Partner Consents and General Partner Consents are obtained and the applicable waiting period(s) under the HSR Act shall have expired or been terminated) will not (a) violate (i) Seller's certificate of formation or limited partnership agreement, if Seller is a Limited Partnership, or (ii) Seller's general partnership agreement, if Seller is a General Partnership; (b) violate any legal requirement applicable to Seller, the Assets or the Systems; (c) conflict with or result in any breach of or default under any contract, note, mortgage or agreement to which Seller is a party or by which Seller is bound.

         4.4 Litigation. There is no claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding, or any order, complaint, decree or judgment


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pending, or, to Seller's knowledge, threatened, that would prevent, limit, delay or otherwise interfere with Seller's ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

         4.5 Broker; Brokers' Fees. Except for Daniels & Associates, Inc., which has been retained by and whose fee shall be paid by Sellers, neither Sellers nor any Person acting on its behalf has dealt with any broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement. Sellers agree to indemnify and hold harmless Buyer against any fee, commission, loss or expense arising out of any claim by any other broker or finder employed or alleged to have been employed by them.

5.       Representations and Warranties of Buyers.

         Each Buyer hereby represents and warrants to Sellers that the following statements are true and correct, solely with respect to itself and the Assets and Systems being conveyed to it pursuant to this Agreement.

         5.1 Organization, Qualification and Power. Each Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, lease or license its properties and assets and to carry on the business in which it is engaged in the manner in which such business is now carried on. On the Closing Date, Buyer will be duly qualified to do business in all jurisdictions where the ownership and operation of the Assets and Systems requires such qualification.

         5.2 Capacity; Due Authorization; Enforceability. All requisite limited liability company action required to be taken by Buyer for the execution, delivery and performance by Buyer of the Agreements to which Buyer is a party have been duly performed. Buyer has the full legal capacity and legal right, power and authority to enter into the Agreements and to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by Buyer and is, and the Agreements to which Buyer is a party, upon execution and delivery, will be, a legal, valid and binding obligation of Buyer, enforceable in accordance with its respective terms, except in each case to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application affecting the rights and remedies of creditors or secured parties, and that the availability of equitable remedies including specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

         5.3 Absence of Conflicting Agreements. The execution and delivery of the Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby (provided all of the Required Consents are obtained and the applicable waiting period(s) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act") shall have expired or been terminated) will not (a) violate Buyer's certificate of formation or operating agreement; (b) violate any legal requirement applicable to Buyer, the


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Assets on the Systems; (c) conflict with or result in a breach of or default under any contract, note, mortgage or agreement to which Buyer is a party or by which Buyer is bound.

         5.4 Litigation. There is no claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding, or any order, complaint, decree or judgment pending, or, to Buyer's knowledge, threatened, that would prevent, limit, delay or otherwise interfere with Buyer's ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

         5.5 Brokers. Neither Buyer nor any Person acting on its behalf has dealt with any broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

6.       Covenants of Sellers and Buyer.

         6.1 Continuity and Maintenance of Operations. Except as the designated Buyer may otherwise agree in writing, until the Closing each Seller shall operate its respective Systems in the ordinary course of business consistent with past practices and shall maintain and repair the Assets in the ordinary course of business and make capital expenditures consistent with its year 2001 and 2002 budgets, and at Closing, Assets shall be in substantially the same condition at Closing, ordinary wear and tear excepted.

         6.2      Notification.

                  (a) Each party shall promptly notify the other of any action, suit, proceeding or investigation that is instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality or propriety of any transaction contemplated by this Agreement.

                  (b) If Buyer or any Seller acquires actual knowledge before the Closing Date that a material breach of any of Sellers' or Buyer's (as the case may be) representations or warranties has occurred, the party acquiring such actual knowledge shall provide prompt written notice to Buyer or the applicable Seller (as the case may be) describing such breach. Notwithstanding the foregoing, no notice or information delivered by or to any party shall affect the other party's right to rely on any representation or warranty made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

        6.3 Regulatory Filings. As soon as may be reasonably practicable, Buyer and Sellers shall make such filings as are required by the pre-merger notification rules issued under the HSR Act. Buyer and the applicable Sellers shall share equally all filing fees associated with each HSR filing required in connection with this Agreement. Each Party shall use reasonable efforts to obtain the earliest termination or waiver of the HSR Act waiting period.

         6.4      Employees; Employee Benefits.

                  (a) Subject to the following sentence, effective as of and contingent upon the Closing, Buyer shall make offers of employment to those of Sellers' employees who render services to the Systems as Buyer shall determine, in its sole and absolute discretion. Prior to Closing each Seller shall, with respect to its employees, take all actions reasonably necessary to comply with the WARN Act, if applicable, and any applicable comparable state laws. Each Seller shall pay when required all compensation and shall provide all benefits to its respective employees as are required, and, except as set forth in Section 6.4(b) Seller shall retain liability for all obligations and liabilities owed to its respective employees that relate to periods prior to the Closing Date.

                  (b) Each Seller shall have full responsibility and liability for offering and providing "continuation coverage" to any "covered employee" who is an employee, and to any "qualified beneficiary" of such employee, and who is covered by a "group health plan" sponsored or contributed to by such Seller to the extent that such continuation coverage is required to be provided by such Seller under Internal Revenue Code ("IRC") Section 4980B, and the regulations promulgated thereunder, as a result of a "qualifying event" experienced by such covered employee or qualified beneficiary with respect to or in connection with the transactions contemplated by this Agreement. "Continuation coverage," "covered employee," "qualified beneficiary," "qualifying event" and "group health plan" all shall have the meanings given such terms under Section 4980B of the IRC and Section 601 et seq. of ERISA.

                  (c) Each Seller shall provide to Buyer a list of the accrued vacation and sick leave of each of its employees to whom Buyer has indicated it intends to offer employment. Each such employee shall be credited under Buyer's vacation and sick leave policy with the full amount of vacation leave accrued by such employee but unused as of the Closing Date under the vacation policies of Sellers.

         6.5      Required Consents.

                  (a) Following the execution hereof, until the Closing Date, each Seller shall use commercially reasonable efforts, and Buyer shall cooperate in good faith with Sellers, to obtain all Required Consents. Each Seller and Buyer shall prepare and file, or cause to be prepared and filed, within fifteen
(15) days after the date hereof (subject to extension for a period of up to an additional ten (10) days, if reasonably necessary for a party to complete its application), all applications (including Federal Communications Commission ("FCC") Forms 394 or other appropriate forms, to the extent such Seller determines they are necessary or appropriate) required to be filed with the FCC and any other Governmental Authority that are necessary for the assignment to Buyer, in connection with the consummation of the transactions contemplated by this Agreement, of the Governmental Authorizations. The parties shall also make appropriate requests, as soon as practicable after the date hereof, for any Required Consent required under any Contract. Nothing in this section shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys' fees, filing fees or other normal costs of doing business) or the giving of any other consideration by Buyer or Sellers, provided that Sellers shall be liable for all obligations or liabilities under each Governmental Authorization or Contract during the period prior to the Closing Date.

         6.6 Use of Transferor's Name. For a period of 180 days after the Closing Date, Buyer may continue (but only to the extent reasonably necessary) to operate the Systems using the name "Enstar" and all derivations and abbreviations of such name and related trade names and marks in use in the Systems on the Closing Date, such use to be in a manner consistent with the way in which Sellers have used the marks. Within 180 days after the Closing Date, Buyer will discontinue using and will dispose of all items of stationery, business cards and literature bearing such name or marks. Notwithstanding the foregoing, Buyer will not be required to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in customer homes or properties, or as are used in similar fashion making such removal or discontinuation impracticable for Buyer.

         6.7 Tax Matters. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest), incurred in connection with the transactions consummated pursuant to this Agreement with respect to the Assets conveyed by any Seller shall be shared equally by Buyer and such Seller. Buyer and Sellers will cooperate in all reasonable respects to prepare and file all necessary federal, state and local tax returns, tax information returns, reports and estimates and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

         6.8 Further Assurances; Satisfaction of Covenants. Sellers and Buyer each shall execute such documents and other papers and take or cause to be taken such further action as may be reasonably required to carry out the provisions hereof and to consummate and make effective the transactions contemplated hereby. Sellers and Buyer shall each use commercially reasonable efforts to satisfy each of its covenants and obligations under this Agreement and to satisfy each condition to Closing it is required to satisfy hereunder.

         6.9 Limited Partner Consents. As soon as reasonably practicable following the execution hereof, the Limited Partnerships and the General Partners shall, if required to do so under applicable Legal Requirements, file with the Securities and Exchange Commission ("SEC") proposed proxy materials relating to the Limited Partnerships' and the General Partners' solicitation of the Limited Partner Consents. Each Limited Partnership and General Partner shall use reasonable efforts (i) to have such proxy materials cleared by the (if applicable) so as to enable it to disseminate definitive proxy materials to its respective Limited Partners, (ii) to disseminate such materials, upon receipt of SEC clearance (if applicable), to its respective Limited Partners and (iii) thereafter to obtain the Limited Partner Consents. Sellers shall give Buyer prompt notice when the Limited Partner Consents have been obtained and when any material development has occurred that causes substantial doubt as to whether the Limited Partner Consents will be obtained.

         6.10 Acquisition Proposals. If, prior to obtaining all the Limited Partner Consents, any Seller or any Person acting on behalf of any Seller receives a solicitation from a third party regarding an Acquisition Proposal (as defined herein), which Acquisition Proposal such Seller intends to submit to its respective Limited Partners (or the Limited Partners of its General

Partner, as the case may be) for their approval, such Seller shall, within five
(5) Business Days following receipt of such solicitation, notify Buyer in writing of the price and other material terms of such Acquisition Proposal, and Buyer shall be entitled, within five (5) Business Days following receipt of such notification, to submit an Acquisition Proposal in response to the third party's Acquisition Proposal (a "Buyer Acquisition Proposal"), which Buyer Acquisition Proposal shall contain all the terms and conditions of this Agreement other than the Purchase Price. For purposes hereof, an "Acquisition Proposal" means any bona fide proposed (i) asset acquisition or exchange or similar transaction providing for any third party's acquisition of any of the Assets or Systems or
(ii) acquisition of partnership interests of Sellers or General Partner, merger, consolidation, exchange of partnership or other equity interests or similar transaction that would result in the acquisition by any third party of a percentage of such partnership interests in any Seller sufficient to give such third party voting control over the applicable Seller.

         6.11 Bulk Sales Buyer waives compliance with provisions of the Uniform Commercial Code relating to bulk transfers and similar laws in connection with the sale of Assets, subject to the Indemnification provisions of
Section 10.

7.       Conditions Precedent To Buyer's Obligations.

         The obligations of Buyer to purchase and accept assignment, transfer and delivery of the Assets to be sold, assigned, transferred and delivered to Buyer hereby are subject to the satisfaction or waiver, at or prior to the Closing Date (as provided herein), of the following conditions:

         7.1 Representations and Warranties of Sellers. The representations and warranties of Sellers set forth in Section 4, shall be true and correct in all material respects at and as of the time of the Closing as though made at and as of that time.

         7.2 Covenants. Each Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         7.3 Transferable Franchise Areas; Material Consents (i) The Franchise Areas covering at least ninety percent 90% of Subscribers shall have become Transferable Franchise Areas; (ii) subject to clause (i), the Material Consents (other than those that pertain solely to non-Transferable Franchise Areas or Retained Assets) shall have been obtained (other than those that pertain solely to non-Transferable Franchise Areas) or waived;

         7.4 Hart-Scott-Rodino Act. All necessary pre-merger notification filings required under the HSR Act shall have been made with the Federal Trade Commission and the United States Department of Justice and the prescribed waiting period(s) (and any extensions thereof) will have expired or been terminated.

         7.5 Governmental or Legal Action. No action, suit, or proceeding shall be pending or threatened by any governmental authority or other person and no law, rule or regulation or similar requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transaction contemplated by this Agreement by any governmental authority or other person that would (a) prohibit Buyer's ownership or operation of all or a material portion of any System or the Assets; (b) enjoin, prevent, or make illegal the consummation of the transactions contemplated by this Agreement; or
(c) challenge, set aside or modify any authorization of the transactions provided for herein or any approvals, consents, waivers or authorizations made or described hereunder.

         7.6 Delivery of Certificates and Documents. Sellers shall have furnished to Buyer the following:

                  (a) a certificate of the Secretary or Assistant Secretary of each Seller or, if applicable, such Seller's ultimate corporate general partner, as to (i) all actions taken by and on behalf of Seller and its partners to authorize the execution, delivery and performance of the Agreements and (ii) the incumbency of officers signing the Agreement on behalf of such Seller;

                  (b) in the case of each Seller that is a Limited Partnership, a certificate of good standing of such Seller that is a limited partnership from the Secretary of State of its state of formation and a certificate of foreign qualification from the state of Illinois;

                  (c) a certificate of an executive officer of Enstar, certifying on behalf of Sellers that the conditions set forth in Sections 7.1 and 7.2 have been met;

                  (d) the Bill of Sale and Assignment and Assumption Agreements, duly executed by Sellers;

                  (e) a deed, in form and substance reasonably satisfactory to the applicable Seller and Buyer, conveying title to each parcel of real property owned by such Seller to Buyer;

                  (f) copies of all Material Consents obtained on or prior to Closing; and

                  (g) other documents as are reasonably necessary to transfer title to the Assets to Buyer.

         7.7 General and Limited Partner Consents. The General Partner Consents and the Limited Partner Consents shall have been obtained.

         7.8 Discharge of Liens Seller shall have secured the termination discharge and release of all encumbrances of any nature, other than Permitted Encumbrances, on the Assets.

         7.9 Opinion of Seller's Counsel. Purchaser shall have received the opinions of counsel for Seller reasonably required by Buyer.

         7.10 No Default Under Documents As of the closing date, Seller shall not be in material violation or default under any statute, rule, regulation, agreement, or other document to which Seller is a party or by which Seller is bound in a manner which would materially adversely affect the operation of the System, nor shall Seller have knowledge of any condition or event which, with notice or lapse of time or both, would constitute such a violation or default.

8.       Conditions Precedent to Sellers' Obligations.

         The obligations of Sellers to sell, assign, transfer and deliver the Assets to Buyer hereunder are subject to the satisfaction or waiver at or prior to the Closing Date (as provided herein) of the following conditions:

         8.1 Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in Section 5, shall be true and correct in all respects at and as of the time of the Closing as though made at and as of that time.

         8.2 Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         8.3 Transferable Franchise Areas; Material Consents. (i) The Franchise Areas covering at least ninety percent 90% of Subscribers shall have become Transferable Franchise Areas; and (ii) subject to clause (i), the Material Consents issued by governmental authorities (other than those that pertain solely to non-Transferable Franchise Areas or Retained Assets) shall have been obtained.

         8.4 Hart-Scott-Rodino Act. All necessary pre-merger notification filings required under the HSR Act will have been made with the Federal Trade Commission and the United States Department of Justice, and the prescribed waiting period(s) (and any extensions thereof) will have expired or been terminated.

         8.5 Judgment. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition having the force of law that would prevent or make unlawful the Closing; provided that Sellers shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other legal prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other legal prohibition that may be entered.

         8.6 General and Limited Partner Consents. The General Partner Consents and the Limited Partner Consents shall have been obtained.

         8.7 Delivery of Certificates and Documents. Buyer shall have furnished to Sellers the following:

                  (a) a certificate of the Secretary or Assistant Secretary of Buyer as to (i) resolutions of Buyer authorizing the execution, delivery and performance of the Agreements; and (ii) the incumbency of officers signing the Agreements on behalf of Buyer;

                  (b) a certificate of legal existence and good standing of Buyer from the Secretary of State of Buyer's state of organization and a certificate of foreign qualification of Buyer in the state of Illinois;

                  (c) a certificate of an executive officer of Buyer certifying that the conditions set forth in Sections 8.1 and 8.2 have been met;

                  (d) the Bill of Sale and Assignment and Assumption Agreements, duly executed by Buyer;

         8.8 Payment for Assets. Buyer shall have delivered the Purchase Price as provided in Section 3.2.

         8.9 Governmental or Legal Action. No action, suit, or proceeding shall be pending or threatened by any Governmental Authority or other person and no law, rule or regulation or similar requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transaction contemplated by this Agreement by any governmental authority or other person that would (a) prohibit Seller's right to dispose of all or a material portion of any System or the Assets; (b) enjoin, prevent, or make illegal the consummation of the transactions contemplated by this Agreement; or (c) challenge, set aside or modify any authorization of the transactions provided for herein or any approvals, consents, waivers or authorizations made or described hereunder.

9.       Retained Franchises and Assets.

         9.1 Non-Transferable Franchise Areas. In the event that on the Closing Date any franchise area is not a Transferable Franchise Area, then the Franchise covering such Franchise Area ("Retained Franchise") and any other Assets used solely in connection with any Seller's operations within such Franchise Area ("Retained Assets") shall be excluded from the Assets conveyed on the Closing Date, and the provisions of this Section 9 shall apply.

         9.2 Retained Franchise Consents. From and after the Closing Date the Seller(s) owning any Retained Franchises or Retained Assets shall continue to use commercially reasonable efforts to obtain the Required Consent with respect to any Retained Franchise ("Retained Franchise Consent").

         9.3 Subsequent Closings. Subject to Section 9.4, at such time as the Franchise Area covered by any Retained Franchise shall become a Transferable Franchise Area, Buyer and the applicable Seller shall conduct a closing (each, a "Subsequent Closing") at which such Seller shall assign, transfer, convey and deliver to Buyer, and Buyer shall acquire from such Seller, the Retained Franchise covering such Franchise Area and any Retained Assets with respect thereto. Each Subsequent Closing shall take place on a Business Day on which the relevant parties shall agree and that is not less than five (5) nor more than ten (10) business days from the date on which Buyer receives notice that the Retained Franchise Consent is obtained or the relevant Franchise Area has otherwise become a Transferable Franchise Area. At such Subsequent Closing, (i) Buyer shall deliver to the applicable Seller, the Franchise Purchase Price with respect to such Retained Franchise and any such Retained Assets; and (ii) Buyer or the applicable Seller, as the case may be, shall deliver the instruments described in Sections 7.6(d), (f), (g) and (h) and 8.7(d) with respect to such Retained Franchise and Retained Assets.

         9.4 Final Closing. If, on the date that is one (1) year from the date of the Closing Date, any Franchise Area shall not have become a Transferable Franchise Area, Buyer and the Seller with respect thereto shall nevertheless conduct a final Closing with respect to the Retained Franchise and Retained Assets relating to any such Franchise Area ("Final Closing"), at which such Seller shall assign, transfer, convey and deliver to Buyer, and Buyer shall acquire from such Seller, such Retained Franchise and Retained Assets. Such Final Closing shall occur on such one year anniversary date or, if such date is not a business day, on the next business day. At such Final Closing, Buyer or the applicable Seller, as the case may be, shall deliver the instruments described in Sections 7.6(d), (f), (g) and (h) and 8.7(d) with respect to such Retained Franchise and Retained Assets.

10.      Indemnification.

         10.1     Indemnification.

                  (a) Subject to the provisions of this section, each Buyer agrees to indemnify and hold harmless each Seller, its shareholders, directors, members and partners, after the Closing, from and against any and all claims, damages, losses and expenses (including reasonable legal fees and expenses) to the extent such claims are based upon, arise out of or are related to the assertion of any claim or legal action against such Seller by any Person or governmental authority based upon, arising out of or relating to the ownership or operation of the Assets occurring, arising or accruing after the Closing Date

                  (b) Subject to the provisions of this section, each Seller agrees to indemnify and hold harmless each Buyer, its shareholders, directors, members, officers, and controlling persons, after the Closing, from and against any and all claims, damages, losses and expenses (including reasonable legal, accounting and experts' fees and other fees and expenses incurred in the investigation or defense of any of the following, and any interest and penalties) which any such person may incur or suffer, as a result of arising in connection with or relating to any and all claims of third parties (including the claims of any Limited Partners of Seller or Seller's General Partner) to the extent such claims are based upon, arise out of or relate to (i) any liability of such Seller arising or accruing on or prior to, or existing on, the Closing Date, except any such liability for which an adjustment to the Purchase Price is made pursuant to Section 3.3(a)(ii); or (ii) any obligation or liability of such Seller not assumed by Buyer pursuant to the terms of this Agreement; or (iii) the authority of Seller to enter into and consummate the transactions contemplated hereby.

                  (c) Subject to the provisions of this section, each Buyer agrees to indemnify and hold harmless each Seller, its shareholders, directors, members and partners, after the Closing, from and against any and all claims, damages, losses and expenses (including reasonable legal fees and expenses) to the extent such claims are based upon the authority of Buyer to enter into and consummate the transactions contemplated hereby.

         10.2     Assertion of Claims.

                  (a) If Buyer, on the one hand, or any Seller, on the other hand believes that it has a claim for indemnification, it shall notify the other (the particular Seller, in the case of a claim against a particular Seller) promptly in writing describing such claim with reasonable particularity and containing a reference to the provisions of this Agreement under which such claim has arisen.

                  (b) Neither this Section 10 nor any other provision of this Agreement is intended to confer any third party beneficiary rights, including but not limited to any extension of any statute of limitations pertaining to suits, actions or proceedings brought by third parties.

         10.3 Notice of and Right to Defend Third Party Claims. Promptly upon receipt of notice of any claim or the commencement of any suit, action or proceeding by a third party in respect of which indemnification may be sought on account of an indemnity agreement contained in Section 10.1, the party seeking indemnification (the "Indemnitee") shall give notice in writing to the party from whom indemnification is sought (the "Indemnitor"). The omission by such Indemnitee to so notify promptly such Indemnitor of any such claim or action shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith. In case any claim shall be asserted or suit, action or proceeding commenced against an Indemnitee, the Indemnitor will be entitled to participate therein, and, to the extent that it may wish, subject to Indemnitor's written confirmation of its indemnity obligations hereunder with respect to such claim, to assume the defense or conduct the settlement thereof. Anything herein to the contrary notwithstanding, Indemnitor shall not be entitled to settle any such suit, action or proceeding without Indemnitee's consent, which consent shall be not unreasonably withheld. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof (along with its written confirmation of its indemnity obligations), the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof following such notice. The Indemnitee will reasonably cooperate with the Indemnitor in connection with any such claim assumed by the Indemnitor to make available to the Indemnitor all Persons and all pertinent information under the Indemnitee's control.

11.      Termination.

         11.1 Termination. This Agreement may be terminated prior to the Closing only in accordance with the following:

                  (a) At any time by mutual consent of the Sellers and Buyer;

                  (b) By either Sellers or Buyer if the Closing hereunder has not taken place on or before the Outside Closing Date other than by reason of a breach or default of any of the covenants or agreements contained in this Agreement by the party seeking to terminate; provided, that, either party may, at its sole option, extend such date for an additional three (3) months if as of such date the conditions to Closing set forth in Sections 7.3 and 8.3 shall have not been satisfied; or

                  (c) By either Sellers or Buyer, at any time, if the other party is in material breach or material default of its covenants and agreements under this Agreement and the party in breach or default does not cure such breach or default within thirty (30) days after written notice thereof is delivered to the non-terminating party, provided that the terminating party is not also in material breach or material default hereunder;

                  (d) By either Sellers or Buyer, if the representations and warranties of the other party are not true and correct in all respects (or, with respect to representations and warranties made as of a specific date, are not true and correct in all respects as of such date), and such failure is not cured by the Outside Closing Date, provided that all of the representations and warranties of the terminating party are true and correct in all respects; provided, that for purposes of this Section 11.1(d), the representations and warranties of a party shall be deemed true and correct in all respects to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect;

                  (e) By Buyer in the event that any of the following shall occur: (i) as of the date that is one hundred twenty (120) days following the date hereof, the Limited Partners holding forty percent (40%) or more of the Interests of any Limited Partnership or any General Partner, as the case may be, shall have affirmatively disapproved the transactions contemplated by this Agreement (unless the Limited Partners holding fifty percent (50%) or more of the Interests of such Limited Partnership or General Partner shall have approved the transactions contemplated hereby); (ii) as of any date, the Limited Partners holding fifty percent (50%) or more of the Interests of any Limited Partnership or General Partner, as the case may be, shall have affirmatively disapproved the transactions contemplated by this Agreement or approved any Acquisition Proposal; or (iii) as of the termination of the Voting Period applicable to any Limited Partnership or General Partner, the Limited Partner Consents of such Limited Partnership or General Partner shall not have been obtained; provided, however, that for purposes of clauses (i) and (ii) the percentage of Interests disapproving the transactions contemplated by this Agreement or approving an Acquisition Proposal shall not include any disapprovals or approvals (as the case may be) that shall have been rescinded, revoked or otherwise withdrawn as of the date of such termination;

         11.2     Breakup Fee; Acquisition Proposals.

                  (a) Each Seller shall pay to Buyer a Breakup Fee (as defined herein), in accordance with the terms of this Section 11.2, in the event that
(i) this Agreement is terminated by Buyer pursuant to Section 11.1(e), (ii) as of the date of such termination any Limited Partnership's or General Partner's Limited Partners shall have given their consent to an Acquisition Proposal submitted by a third party; and (iii) Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement during the period prior to the first to occur of (x) the date on which any Limited Partnership's or General Partner's Limited Partners shall have either disapproved the transactions contemplated by this Agreement or given their consent to an Acquisition Proposal submitted by a third party, or (y) the first-occurring date of termination of the Voting Period of any Limited Partnership or General Partner during which the Limited

Partner Consents for such Limited Partnership or General Partner shall not have been obtained. Sellers shall pay the Breakup Fee to Buyer by wire transfer of immediately available funds or by certified check (in accordance with Buyer's written instructions) within five (5) Business Days following the date of termination pursuant to Section 11.1(e). For purposes hereof, the "Breakup Fee" with respect to any Seller means a pro rata portion of the aggregate amount of $1,500,000, which shall be determined by allocating the amount of $1,500,000 among Sellers based on the allocation of the aggregate Purchase Price among Sellers.

                  (b) In the event that the Closing does not occur and this Agreement is terminated with respect to a Seller solely as a result of the failure to satisfy the conditions to Closing set forth in Sections 7.9 and 8.6 with respect to such Seller, and within six (6) months following the termination of the applicable Voting Period, such Seller receives an Acquisition Proposal from a third party, which Acquisition Proposal such Seller intends to submit to its or its General Partner's respective Limited Partners, as the case may be, for their approval, such Seller shall notify Buyer in writing of the price and other material terms of such Acquisition Proposal, and Buyer shall be entitled, within five (5) Business Days of such notification, to submit a Buyer Acquisition Proposal.

         11.3 Reimbursement of Expenses. In the event that (i) this Agreement is terminated by Buyer pursuant to Section 11.1(e), (ii) as of the date of such termination no Limited Partnership's or General Partner's Limited Partners shall have given their consent to an Acquisition Proposal submitted by a third party; and (iii) Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement during the period prior to the first to occur of
(x) the date on which any Limited Partnership's or General Partner's Limited Partners shall have disapproved the transactions contemplated by this Agreement, or (y) the first-occurring date of termination of the Voting Period of any Limited Partnership or General Partner during which the Limited Partner Consents for such Seller shall not have been obtained, such Seller(s) or General Partner(s) for which the Limited Partner Consents shall not have been obtained will reimburse Buyer for Buyer's actual out-of-pocket costs and expenses incurred in connection with the negotiation and performance of this Agreement.

         11.4 Surviving Obligations. In the event of termination of this Agreement by either Buyer or Sellers pursuant to this Section 11, prompt written notice thereof shall be given to the other party or parties; and this Agreement shall terminate without further action by any of the parties hereto, and all obligations of the parties hereunder with respect to which this Agreement is terminated shall terminate, except for the obligations set forth in Sections 11.2, 11.3, 11.5, 12 and 21.

         11.5 Attorney's Fees. Notwithstanding any provision in this Agreement that may limit or qualify a party's remedies, in the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses.

12.      Expenses.

         Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives.

13.      Entire Agreement.

         Buyer and Sellers agree that this Agreement, including the Schedules and all Exhibits hereto and any other written document or instrument delivered in connection herewith, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto.

14.      Parties Obligated and Benefited.

         Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement. Notwithstanding the foregoing, Buyer shall have the right, without Sellers' prior consent, to assign this Agreement, in whole or in part to any Affiliate of Buyer, provided such assignment is not reasonably expected to cause a delay of the consummation of the transactions contemplated by this Agreement, and that in the event of any such assignment Buyer shall remain liable for payment of the full Purchase Price as provided in this Agreement.

15.      Notices.

         All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered in person or mailed by first-class certified or registered mail, return receipt requested, postage prepaid, by reputable overnight mail or courier or by telecopier, in either case, with receipt confirmed, addressed as follows:

If to any Seller:   Enstar Communications Corporation
                    12405 Powerscourt Drive
                    St. Louis, MO 63131
                    Telephone: (314) 965-0555
                    Telecopy:  (314) 965-0571
                    Attention: Ralph G. Kelly, Senior Vice President - Treasurer

With a copy to:     Baer Marks & Upham LLP
                    805 Third Avenue
                    New York, NY 10022
                    Telephone: (212) 702-5700
                    Telecopy:  (212) 702-5941
                    Attention: Stanley E. Bloch, Esq.

                                       and

If to Buyer:        Charter Communications
                    12405 Powerscourt Dr.
                    St. Louis, Missouri 63131
                    Telephone: (314) 965-0555
                    Telecopy:  (314) 965-6492
                    Attention: David Busker

With a copy to:     Marcy Lifton, Esq.
                    12405 Powerscourt Drive
                    St. Louis, MO 63131
                    Telephone: (314) 543-2414
                    Telecopy:  (314) 965-6640


or at such other address or addresses as may have been furnished in writing by any party to the others in accordance with the provisions of this Section 15.

Notices and other communications provided in accordance with this Section 15 shall be deemed delivered upon receipt. The furnishing of any notice or communication required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice to persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice or communication.

16.      Amendments and Waivers.

         Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Sellers and Buyer. Any amendment or waiver effected in accordance with this Section 16 shall be binding upon each party. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

17.      Severability.

         If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable because of the conflict of such provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Agreement shall be reformed and construed as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted. In addition, nothing in this contract shall be construed as imposing joint and several liability upon the respective entities comprising Buyer.

18.      Section Headings and Terms.

         The section headings in this Agreement are for convenience and reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19.      Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when counterparts which together contain the signatures of each party hereto shall have been delivered to Seller and Buyer.

20.      Governing Law; Consent in Jurisdiction.

         This Agreement shall be governed by and construed and enforced in accordance with the law (without giving effect to the law governing the principles of conflicts of law) of the State of New York.

21.      Specific Performance.

         The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or other relief (without the posting of any bond or other security) as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof by any of the parties hereto and, to the extent permitted by applicable Legal Requirements, each party hereof waives any objection to the imposition of such relief. Any such specific or equitable relief granted shall not be exclusive and an Indemnitee shall also be entitled to seek money damages.

         IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date and year first above written.

                          BUYERS:

                          CHARTER COMMUNICATIONS
                          ENTERTAINMENT I, LLC


                          By:
                             ---------------------------------------------------
                             Name:  Curtis S. Shaw
                             Title: Senior Vice President

                          INTERLINK COMMUNICATIONS PARTNERS,
                          LLC

                          By:
                             ---------------------------------------------------
                             Name:  Curtis S. Shaw
                             Title: Senior Vice President


                          RIFKIN ACQUISITION PARTNERS, LLC

                          By:
                             ---------------------------------------------------
                             Name:  Curtis S. Shaw
                             Title: Senior Vice President

                          SELLERS:

                          ENSTAR INCOME PROGRAM II-1, L.P.

                          By:      Enstar Communications Corporation,
                                   its General Partner


                                   By:
                                      ------------------------------------------
                                      Name:  Ralph G. Kelly
                                      Title: Senior Vice President

                          ENSTAR INCOME PROGRAM II-2, L.P.

                          By:      Enstar Communications Corporation,
                                   its General Partner

                                   By:
                                      ------------------------------------------
                                      Name:  Ralph G. Kelly
                                      Title: Senior Vice President

                          ENSTAR INCOME PROGRAM IV-3, L.P.

                          By:      Enstar Communications Corporation,
                                   its General Partner


                                   By:
                                      ------------------------------------------
                                      Name:  Ralph G. Kelly
                                      Title: Senior Vice President

                          ENSTAR INCOME/GROWTH PROGRAM
                          SIX-A, L.P.

                          By:      Enstar Communications Corporation,
                                   its General Partner


                                   By:
                                      ------------------------------------------
                                       Name:  Ralph G. Kelly
                                       Title: Senior Vice President


                          ENSTAR CABLE OF MACOUPIN COUNTY

                          By:      Enstar Income Program IV-I, L.P.,
                                   General Partner

                                   By:      Enstar Communications Corporation,
                                            its General Partner


                                            By:
                                               ---------------------------------
                                                Name:  Ralph G. Kelly
                                                Title: Senior Vice President

                          ENSTAR IV/PBD-SYSTEMS VENTURES

                                   By:      Enstar Communications Corporation,
                                            its General Partner


                                            By:
                                               ---------------------------------
                                                Name:  Ralph G. Kelly
                                                Title: Senior Vice President

                                                               EXECUTION VERSION









                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                        ENSTAR INCOME PROGRAM II-1, L.P.,
                        ENSTAR INCOME PROGRAM II-2, L.P.,
                        ENSTAR INCOME PROGRAM IV-3, L.P.,
                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.,
                      ENSTAR CABLE OF MACOUPIN COUNTY, AND

                          ENSTAR IV/PBD SYSTEMS VENTURE
                                   AS SELLERS,

                                       AND

                  CHARTER COMMUNICATIONS ENTERTAINMENT I, LLC,

                     INTERLINK COMMUNICATIONS PARTNERS, LLC

                        RIFKIN ACQUISITION PARTNERS, LLC
                                    AS BUYER









                           Dated as of August 29, 2001

                         LIST OF EXHIBITS AND SCHEDULES


Exhibits


A        Form of Bill of Sale and Assignment and Assumption Agreement


Schedules

1.1               Allocation of Purchase Price and Indemnity Fund;
                  Minimum Subscriber Numbers & Adjustment Amounts
2.1(a)(i)         Contracts and Governmental Authorizations
2.1(a)(iii)       Real Property Interests
8.3               Material Consents

                                  SCHEDULE 1.1

                ALLOCATION OF PURCHASE PRICE AND INDEMNITY FUND;
                 MINIMUM SUBSCRIBER NUMBERS & ADJUSTMENT AMOUNTS




                                                                                    MINIMUM       SUBSCRIBER
SELLER OR                               PURCHASE                   INDEMNITY      SUBSCRIBER      ADJUSTMENT
GROUP              LOCATION               PRICE       PERCENT         FUND          NUMBER          AMOUNT         BUYER*
---------------    --------               -----       -------         ----          ------          ------         ------
Enstar Six-A       Flora, IL           $12,674,516      21.7%      $  663,726        5613           $2,258           RAP

Enstar             Mt. Carmel,         $ 5,080,645       8.1%      $  254,032        2250           $2,258           ICP
IV/PBD             IL

Enstar II-2        Hillsboro,          $13,541,613      21.5%      $  677,081        5997           $2,258         CCE-1
                   IL

Enstar Cable       Macoupin,           $ 9,359,677      14.9%      $  467,984        4145           $2,258         CCE-1
of Macoupin        IL
County

Enstar IV-3        Shelbyville,        $ 7,636,774      12.1%      $  381,839        3382           $2,258         CCE-1
                   IL

Enstar II-1        Taylorville,        $14,706,774      23.3%      $  735,339        6513           $2,258         CCE-1
                   IL
                                                                                   ------
TOTAL                                  $63,000,000     100.0%       3,150,000      27,900           $2,258
                                                                                   ======



*RAP - Rifkin Acquisition Partners, LLC
 ICP - Interlink Communications Partners, LLC
 CCE-1 - Charter Communications Entertainment I, LLC

                               SCHEDULE 2.1(A)(I)

                   CONTRACTS AND GOVERNMENTAL AUTHORIZATIONS


GOVERNMENTAL AUTHORIZATIONS

ENSTAR INCOME PROGRAM II-1, L.P.

TAYLORVILLE, IL

Christian County (Taylorville)
Franchise Term:  15 years
Expiration Date:  6/12/12
Consent Required: Yes

East Gillespie (Village of)
Franchise Term:  15 years
Expiration Date:  7/05/08
Consent Required: Requires 30 days' notice to franchising authority; consent not required provided franchising authority is provided reasonable showing that buyer has technical and financial qualifications to operate system, and buyer agrees to comply with material terms of franchise.

Gillespie (City of)
Franchise Term:  15 years
Expiration Date:  12/12/09
Consent Required: Yes

Litchfield (City of)
Franchise Term:  10 years (5 year extension)
Expiration Date:  2/10/10
Consent Required: Yes

Owaneco (Village of)
Franchise Term:  15 years
Expiration Date:  4/10/04
Consent Required: No; requires buyer to file instrument notifying Village of transfer and agreeing to perform all conditions of franchise.

Taylorville (City of)
Franchise Term:  None stated in Franchise Agreement
Expiration Date:  12/31/01
Consent Required: Yes

Tower Licenses:

Taylorville
99-AGL-2515-OE (FAA)

Litchfield
99-AGL02516-OE (FAA)
1008892 (FCC)

Business Radio License:

Taylorville
WSO338
Consent Required: Yes

ENSTAR INCOME PROGRAM II-2, L.P.

HILLSBORO, IL

Christian County (Hillsboro)
Franchise Term:  15 years
Expiration Date:  6/12/12
Consent Required: Yes

Coalton (City of)
Franchise Term:  15 years (15 year extension)
Expiration Date:  3/21/99
Consent Required: Yes

Hillsboro (City of)
Franchise Term:  15 years
Expiration Date:  3/27/99
Consent Required: Yes

Jerseyville (City of)
Franchise Term:  7.5 years (7.5 year extension)
Expiration Date:  3/30/09
Consent Required: Yes

Nokomis (City of)
Franchise Term:  15 years
Expiration Date:  6/24/00
Consent Required: Yes

Pana (City of)
Franchise Term:  15 years
Expiration Date:  4/07/08
Consent Required: Yes

Schram City (City of)
Franchise Term: 25 years (extendable for successive 15 year term) Expiration Date: 2/4/05
Consent Required: Yes

Taylor Springs (Village of)
Franchise Term:  25 years (25 year extension)
Expiration Date:  6/20/03
Consent Required: Yes

Witt (City of)
Franchise Term:  8 years
Expiration Date:  12/16/01
Consent Required: Requires 30 days' notice to franchising authority; consent not required provided franchising authority is provided reasonable showing that buyer has technical and financial qualifications to operate system, and buyer agrees to comply with material terms of franchise.


Tower Licenses:

Hillsboro
99-AGL-2511-OE (FAA)

Nokomis
99-AGL-2502-OE (FAA)
1200926 (FCC)

Jerseyville
99-AGL-2517-OE (FAA)

Pana
99-AGL-2510-OE (FAA)
1205586 (FCC)


ENSTAR INCOME PROGRAM IV-3, L.P.

SHELBYVILLE, IL

Fairfield (City of)
Franchise Term:  20 years
Expiration Date:  5/31/00
Consent Required: Yes

Geff (Village of)
Franchise Term:  15 years
Expiration Date:  4/03/04
Consent Required: No; requires buyer to file instrument notifying Village of transfer and agreeing to perform all conditions of franchise.

Shelby County
Franchise Term:  15 years
Expiration Date:  2/11/01
Consent Required: Yes

Shelbyville (City of)
Franchise Term:  10 years
Expiration Date:  10/03/04
Consent Required: Yes

Tower Licenses:

Shelbyville
99-AGL-2503-OE (FAA)

Fairfield
99-AGL-2507-OE (FAA)


ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

FLORA, IL

Cisne (Village of)
Franchise Term:  10 years
Expiration Date:  12/12/04
Consent Required: Requires 30 days' notice to franchising authority; consent not required provided franchising authority is provided reasonable showing that buyer has technical and financial qualifications to operate system, and buyer agrees to comply with material terms of franchise.

Farmersville (Village of)
Franchise Term:  15 years (10 year extension)
Expiration Date:  10/05/96
Consent Required: Yes

Flora (City of)
Franchise Term:  15 years
Expiration Date:  9/19/93
Consent Required: Yes

Junction City (Village of)
Franchise Term:  15 years (extension indefinite)
Expiration Date:  8/9/97
Consent Required: Yes

Noble (Village of)
Franchise Term:  15 years (extension indefinite)
Expiration Date:  11/24/98
Consent Required: Yes

Odin (Village of)
Franchise Term:  15 years
Expiration Date:  3/12/95
Consent Required: Yes

Raymond (Village of)
Franchise Term:  10 years
Expiration Date:  8/02/09
Consent Required: Yes

Salem (City of)
Franchise Term:  7 years (3 year extension)
Expiration Date:  6/15/05
Consent Required: Yes

Sandoval (Village of)
Franchise Term:  15 years
Expiration Date:  11/07/09
Consent Required: Yes

Xenia (Village of)
Franchise Term:  15 years
Expiration Date: 6/15/97
Consent Required: Yes

Tower Licenses:

Cisne
99-AGL-2518-OE (FAA)

Farmersville
99-AGL-2513-OE (FAA)

Flora
1203253 (FCC)
99-AGL-2519-OE (FAA)

Noble
99-AGL-2505-OE (FAA)

Raymond
99-AGL-2514-OE (FAA)

Salem
99-AGL-2509-OE (FAA)
1201983 (FCC)

Xenia
99-AGL-2504-OE (FAA)

Business Radio Licenses:

Salem
KM6774
KWA782
WDM723
KM6774
Consent Required: Yes (all)

ENSTAR IV/PBD SYSTEMS VENTURE

MT. CARMEL, IL

Mt. Carmel (City of)
Franchise Term:  month-to-month
Expiration Date:  12/31/93
Consent Required: Yes

Tower Licenses:

99-AGL-2508-OE (FAA)
1204247 (FCC)

ENSTAR CABLE OF MACOUPIN COUNTY

MACOUPIN, IL

Auburn (City of)
Franchise Term: None stated in franchise agreement
Expiration Date:  12/31/04
Consent Required: Yes

Carlinville (City of)
Franchise Term:  7 years (5 yr ext.)
Expiration Date:  12/21/05
Consent Required: Yes

Girard (City of)
Franchise Term:  15 years
Expiration Date:  12/01/97
Consent Required: Yes

Nillwood (Village of)
Franchise Term:  15 years
Expiration Date:  5/08/04
Consent Required: No; buyer to file instrument notifying Village of transfer and agreeing to perform all conditions of franchise.

Sunset Lakes (Community of)
Franchise Term:  15 years
Expiration Date:  12/31/03
Consent Required: No

Thayer (City of)
Franchise Term:  15 years
Expiration Date:  12/08/95
Consent Required: No (notice required)

Virden (City of)
Franchise Term:  15 years (7 yr. ext.)
Expiration Date:  1/03/98
Consent Required: No; requires 30 days' written notice to City and requires buyer to file instrument reciting fact of the sale, accepting terms of franchise and agreeing to perform all conditions thereof.

Tower Licenses:

Virden
99-AGL-2512-OE (FAA)
1200832 (FCC)

Carlinville
99-AGL-2506-OE (FAA)

Radio Licenses:

Virden
WNMX376
Consent Required:  Yes


CONTRACTS/AGREEMENTS

ENSTAR INCOME PROGRAM II-1, L.P.

TAYLORVILLE, IL

Retransmission Consent Agreements:

KSDK (NBC)       Multi*
WRSP (FOX        Multi*
WAND (ABC)       Multi*
WICS (NBC)       Multi*
WCIA (CBS)       Multi*


*Multi = agreement covers multiple entities and systems.

Railway Crossing Agreement:

Railway Crossing Agreement with Chicago & Illinois Midland Railway Co. dated February 28, 1986. Location: Between Laneyville and Taylorville, IL. Consent required: Yes

Railway Crossing Agreement with Chicago & Illinois Midland Railway Co. dated February 28, 1986. Location: City of Taylorville, IL, Crossing #1. Consent required: Yes

Railway Crossing Agreement with Chicago & Illinois Midland Railway Co. dated February 28, 1986 Location: City of Taylorville, IL Crossing #2. Consent required: Yes

Pole Attachment Agreements:

1. Pole License Agreement between Enstar Income Program II-1, L.P. and Illinois Power Co. dated September 24, 1993 (Litchfield) Consent required: Yes

2. Pole License Agreement between Enstar Income Program II, 1, L.P. and with Illinois Power Co. dated September 24, 1993 (Gillespie) Consent required: Yes

3. Pole Lease Agreement with Central Illinois Public Service Co. dated November 14, 1984 (Langleyville, IL) Consent required: Yes

4. Pole Lease Agreement with Central Illinois Public Service Co. dated July 24, 1981 (Taylorville) Consent required: Yes

5. License Agreement between Enstar Income Program II-1, L.P. and Illinois Consolidated Telephone Co. dated September 14, 1981 (Litchfield and Taylorville)

6. Pole Attachment Agreement between Enstar Income Program II, 1, L.P. and GTE North Inc. dated January 1, 1992 (Gillespie) Consent required: Yes Pole Attachment/Conduit Agreement dated January 1, 1992

7. Agreement for Joint Use of Poles for Television Antenna Service Attachments between Enstar Income Program II-2, L.P. and Rural Electric Convenience Cooperative Co. dated June 11, 2001 (Christian County, Village of East Gillespie, City of Gillespie, Litchfield, Owaneco, City of Taylorville) Consent required: Yes

ENSTAR INCOME PROGRAM II-2, L.P.

HILLSBORO, IL

Retransmission Consent Agreements:

KSDK (NBC)              Multi*
KTVI (FOX)              Multi*
WICS (NBC)              Multi*
WAND (ABC)              Multi*

*Multi = agreement covers multiple entities and systems.

Pole Attachment Agreements:

1. Pole License Agreement between Enstar Income Program II-2, L.P. and Illinois Power Co. dated September 24, 1993 (Hillsboro, Schram City, Witt Taylor Springs and vicinity) Consent required: Yes

2. IL CATV Pole Lease Agreement between Enstar Income Program II-2, L.P. and GTE North Inc. dated January 1, 1992 (Jerseyville) Consent required: Yes

3. Pole Lease Agreement between Enstar Income Program II-2, L.P. and Central Illinois Public Service Co. dated January 7, 1991 (Pana, IL) Consent required: Yes

4. Pole Lease Agreement between Falcon Cablevision, a California Limited Partnership and Central Illinois Public Service Co. dated December 28, 1991 (Jerseyville, IL) Consent required: Yes

5. Master Pole Agreement between Enstar Income Program II-2, L.P. and Illinois Consolidated Telephone Co. dated September 9, 1981 (Coalton, Hillsboro, Nokomis, Pana, Schram City, Taylor Springs, and Witt, IL; Christian County) Consent required: Yes

6. Pole Lease Agreement between Enstar Income Program II-2, L.P. and Central Illinois Public Service Co. dated August 22, 1984 (Jerseyville,
         IL) Consent required: Yes

7. Pole Lease Agreement between Falcon Cablevision, a California Limited Partnership and Central Illinois Public Service Co. dated October 4, 1984 (Coalton, IL) Consent required: Yes

8. Pole Lease Agreement between Enstar Income Program II-2, L.P. and Central Illinois Public Service Co. dated March 27, 1981 (Nokomis, IL) Consent required: Yes

ENSTAR INCOME PROGRAM IV-3, L.P.

SHELBYVILLE, IL

Retransmission Consent Agreements:

KSDK (NBC)               Multi*
WAND (ABC)               Multi*
WCIA (CBS)               Multi*
WICS (CBS)               Multi*
WRSP (FOX)               Multi*

Railway Crossing Agreement:

Railway Crossing Agreement with S.I.R.S., Inc. dated January 25, 1996. Location:
Shelbyville, IL. Consent Required: No

License Agreement between Falcon Cable Corporation and SIRS, Inc. dated March 8, 2001 Location: City of Shelbyville, IL consent required: No


*Multi = agreement covers multiple entities and systems

Pole Attachment Agreements:

1. Pole License Agreement between Enstar Income Program VI-3, L.P. and Shelby Electric Cooperative dated October 15, 1990 (Circle Park Subdivision) Consent required: Yes

2. Pole License Agreement between Enstar Income Program VI-3, L.P. and Shelby Electric Cooperative dated June 2, 1998 (Shelbyville, IL to Taylorville, IL) Consent required: Yes

3. Illinois CATV Pole Lease Agreement between Enstar Income Program VI-3, L.P. and GTE North Inc. dated January 1, 1992 (Fairfield, IL) Consent required: Yes

4. Pole License Agreement between Enstar Income Program VI-3, L.P. and Wayne White Counties Electric Cooperative dated November 4, 1986 (Consent required: Yes

5. Pole License Agreement between Enstar Income Program VI-4, L.P. as successor in interest to Shelbyville Cable TV and Shelby Electric Cooperative dated May 27, 1986 (Shelbyville) Consent required: Yes

6. Pole Lease Agreement between Enstar Income Program VI-3, L.P. and Central Illinois Public Service Co. dated October 19, 1978 (Shelbyville) Consent required: Yes

ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

FLORA, IL

Retransmission Consent Agreements:

KFVS (CBS)                  Multi*
KPLR (WBN)
KSDK (NBC)                  Multi*
WEHT (ABC)                  Multi*
WFIE (NBC)
WTWV (FOX)


*Multi = agreement covers multiple entities and systems


Railway Crossing Agreement:

Wireline Crossing Agreement between CSX Transportation, Inc. and Enstar Cable Corporation (Salem, Milepost 268) dated June 5, 1991


Pole Attachment Agreements:

1. Pole Lease Agreement between Enstar Income/Growth Program Six-A, L.P. and Central Illinois Public Service Co. dated June 22, 1990 (Farmersville, IL and vicinity) Consent required: Yes

2. Pole Lease Agreement between Enstar Income/Growth Program Six-A, L.P. and Central Illinois Public Service Co. dated June 22, 1990 (Farmersville, IL and vicinity) Consent required: Yes

3. Illinois CATV Pole Lease Agreement between Enstar Income/Growth Program Six-A, L.P. and GTE North, Inc. dated January 1, 1992 (Flora) Consent required: Yes

4. License Agreement between Enstar Income/Growth Program Six-A, L.P. and Illinois Bell Telephone Co. dated February 2, 1982 (Salem and Junction City, IL) Consent required: Yes

5. License Agreement between Enstar Income/Growth Program Six-A, L.P. and Illinois Consolidated Telephone Co. dated October 23,1989 (Farmersville and Raymond, IL) Consent required: Yes

6. Pole License Agreement between Enstar Income/Growth Program Six-A, L.P. and Illinois Power Co. dated September 24, 1993 (Raymond and vicinity) Consent required: Yes

7. Oral Contract between Enstar Income/Growth Program Six-A, L.P. as successor in interest to Flora Cable TV Co. and Flora, Illinois, receipt dated February 17, 1988 consent required: No

8. Pole Attachment Agreement between Enstar Income/Growth Program Six-A, L.P. and Tri-County Electric Cooperative, Inc. dated May 4, 1989 (Salem, IL and vicinity) Consent required: Yes

9. Pole License Agreement between Enstar Cable Corporation and Odin Telephone Co. dated January 1, 1990 (Odin and vicinity) Consent required: Yes

10. Pole Attachment Agreement between Enstar Income Growth Program, L.P. and Illinois Power Co. dated October 27, 1993 (Junction City, Odin, Sandoval, Salem and vicinity) Consent required: Yes


ENSTAR IV/PBD SYSTEMS VENTURE

MT. CARMEL, IL

Retransmission Consent Agreements:

WEHT (ABC)             Multi*
WEVV (CBS)
WFIE (NBC)
WTVW (FOX)


*Multi = agreement covers multiple entities and systems.

Pole Attachment Agreements:

1. CATV Pole Lease and Service Agreement between Enstar Communications Corporation and Mt. Carmel Public Utility Co. dated May 28, 1974 (Mt. Carmel, IL) Consent required: Yes

2. CATV Pole Lease Agreement between Enstar IV/PBD Systems Venture and GTE North Inc. dated January 1, 1992 (the service areas of the Licensor within the State of Illinois) Consent required: Yes


ENSTAR CABLE OF MACOUPIN COUNTY

MACOUPIN, IL

Retransmission Consent Agreements:

KTVI (FOX)            Multi*
KSDK (NBC)            Multi*
KDNL (ABC)

WCFN (CBS)
WHSL (HSN)
WICS (NBC)

*Multi = agreement covers multiple entities and systems.

Easements:

1. Community of Sunset Lakes, Macoupin County, Illinois Easement Agreement with Sunset Lakes Association dated February 22, 1988. Consent
         Required: Yes

Pole Attachment Agreements:

1. Pole Attachment Agreement between Enstar Cable of Macoupin county and Central Illinois Public Service Co. dated June 21, 1982 (Thayer) Consent required: No [missing contract]

2. Pole Attachment Agreement between Enstar Cable of Macoupin County and Central Illinois Public Service Co. undated (Girard, IL) Consent required: No [missing contract]

3. Pole Attachment Agreement between Enstar Cable of Macoupin County and Central Illinois Public Service Co. undated (Virden, IL) Consent required: No [missing contract]

4. Agreement for Joint Use of Electric System Poles between Enstar Cable of Macoupin County as successor in interest to Macoupin County Cablevision and M.J.M. Electric Cooperative, Inc. dated December 27, 1979 (Carlinville Township Area of Macoupin County) Consent required:
         Yes

5. Pole License Agreement between Enstar Cable of Macoupin County and Illinois Power Co. dated December 12, 1993 (Carlinville) Consent required: Yes

6. CATV Pole Lease Agreement between Enstar Cable of Macoupin County and GTE North Inc. dated December 17, 1990 (the service area of the Licensor within the State of Illinois) Consent required: Yes

7. Pole Attachment Agreement between Enstar Communications Corporation and Central Illinois Public Service Co. dated June 21, 1982 (Auburn, IL) Consent required: No [missing contract]

8. Agreement for Joint Use of Poles for TV Antenna Service Attachments between Enstar Communications Corporation and Rural Electric Convenience Cooperative Co. dated November 23, 1987 (Sangamon County in and adjacent to the villages of Thayer and Auburn and North Macoupin County and Sunset Lake area) Consent required: Yes

                              SCHEDULE 2.1(A)(III)

                             REAL PROPERTY INTERESTS


ENSTAR INCOME PROGRAM II-1, L.P.

REAL PROPERTY OWNED

Nothing to Disclose

REAL PROPERTY LEASED

TAYLORVILLE, IL

1. 11 Clearing Avenue, Taylorville, IL Lease between Enstar Income/Growth Program Six-A, L.P. and Robert W. and Sharyl A. Craggs dated October 1, 1992 (Office/warehouse) Consent required: Yes


ENSTAR INCOME PROGRAM II-2, L.P.

REAL PROPERTY OWNED

Nothing to Disclose

REAL PROPERTY LEASED

HILLSBORO, IL

1. Jersey Township, Jersey County, Illinois (Commencing at a steel shaft driven in the Northeast corner of the South Half (s 1/2) of the Southwest Quarter (SW !/4) of Section Fifteen (15), Township Eight (8) North, Range Eleven (11) West of the Third Principal Meridian, thence West along the South side of County Road 13983. Feet, thence South
         216.7 feet to a point hereinafter referred to as the point of beginning, thence West 250 feet thence South 250 feet thence East 250 feet thence North to the point of beginning and containing an area of 1/5 acres more or less) Lease between Enstar Income program II-2, L.P. and Cletus and Karen Chappell dated April 12 1996 (Tower) Consent required:

2. The Northeast Quarter (NE 1/4) of Section Three (3) excepting the part thereof deeded for cemetery purposes being in Township Eight (8) North, Range Four (4) West of the Third Principal Meridian Lease Agreement between Enstar Income Program II-2, L.P. and Pete and Amy Cervi dated January 1, 1994 (Headend) Consent required:

3. Township of Nokomis, Montgomery County, Illinois Agreement between Enstar Income Program II,-2, L.P. as successor in interest to Cable TV Fund VIII-C and Winifred H. Johnson dated November 1973 (Tower) Consent required: No

ENSTAR INCOME PROGRAM IV-3, L.P.

REAL PROPERTY OWNED

Nothing to Disclose

REAL PROPERTY LEASED

SHELBYVILLE, IL

1. 205 South First Avenue, Fairfield, IL Lease between Enstar Cable Corporation and BBR Investments dated July 1, 1993 (Office/Warehouse) Consent required: Yes

2. Part of the Southwest Quarter (SW-1/4) of the Southwest Quarter (SW-1/4) of Section Eight (8), Township Eleven (11) North, Range Four
         (4) East of the Third Principal Meridian, Shelby County, IL Lease between Enstar Communications Corporation and the City of Shelbyville dated July 15, 1993 (Tower) Consent required: No

3. A part of Nine hundred (900) feet east and west by eight hundred ((800) feet north and south out of the extreme Northwest corner of the Southwest Quarter (SW 1/4) of the Northeast Quarter (NE 1/4) of Section Thirty-one (31), Township One (1) South, Range Eight (8) East of the Third Principal Meridian, Wayne County, IL Lease between Enstar Income Program VI-3, L.P. as successor in interest to Fairfield Cable T.V., Inc. and Delbert and JoAnne Ellis dated August 16, 1984 (Tower) Consent required: No

ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

REAL PROPERTY OWNED

FLORA, IL

1. A part of the northwest quarter of the southwest quarter of Section 7, Township 10 North, Ranges 4 West of the Third Principal Meridian, Montgomery County, IL (Headend)

REAL PROPERTY LEASED

FLORA, IL

1. A portion of the Southeast Quarter (SE 1/4) of the Southwest Quarter (SW 1/4) of Section Three (3), Township Two (2) North, Range Five (5) East of the Third Principal Meridian, in Clay County, IL Lease between Enstar Income Growth Program Six-A, L.P. and the City of Xenia dated July 1, 1983 (Headend) Consent required: Yes

2. A tract of land being a part of the North 1/2 of Section 16, Township 3 North, Range 9 East of the 3rd Principal Meridian, Richland County, IL Lease between Enstar Income Growth Program Six-A, L.P. and the Village of Noble dated June 1, 1983 (Headend) Consent required: Yes

3. A parcel of land lying in the northeast Quarter of the Northwest Quarter of Section 34, Township 3 North, Range 6 East of the Third Principal Meridian, Clay County, IL Lease Agreement between Enstar Income/Growth Program Six-A, L.P. and Douglas L. Phillips Inter Vivos Trust; Douglas L. Phillips, Trustee dated January 1, 1995 (Tower) Consent required: Yes

4. Beginning at the Northeast corner of the Southeast Quarter (SE 1/4) of the Northwest Quarter (NW 1/4) Section Twenty-one (21) Township One (1) North, Range Seven (7) East of the Third Principal Meridian running thence forty (40) rods, thence South Eight (8) rods, thence Ease forty
         (4) rods, thence North eight (8) rods, to the place of beginning. Lease between Enstar Income/Growth Program Six-A, L.P. and the Village of Cisne, IL dated July 1, 1983 (Tower) Consent required: Yes

5. 208 South Walnut, Sale, IL Lease between Enstar Cable Corporation and Douglas L. Phillips Inter Vivos Trust; Douglas L. Phillips, Trustee dated July 1, 1994 (Office) Consent required: Yes

6. 112 and 114 East North Avenue, Flora, IL Lease between Enstar Cable Corporation and Douglas L. Phillips Inter Vivos Trust, Douglas L. Phillips, Trustee dated July 1, 1994 (Office) Consent required: Yes

7.       A part of the East Half (E 1/2) of the Southeast Quarter (SE 1/4) of
         Section 12, Town 2 North, Range 2 East of the Third P.M., Sale, IL Lease between Enstar Income/Growth Program Six-A, L.P as successor in interest to Salem T.V. & Cable Co., Inc. and Doy Meader dated December 31, 1983 (Tower) Consent required: No

REAL PROPERTY LEASED TO OTHERS

1. Sandoval, IL Tower Lease for Antenna Site between Enstar Income/Growth Program Six-A, L.P. as successor in interest to Flora Cable TV and McKeever Communications, Inc. dated March 8, 1988 (Tower space) Consent required: No

2. Flora, IL Tower Lease between Enstar Income/Growth Program Six-A, L.P. as successor in interest to Flora Cable TV, Inc. and Smith Operating Company, Inc. dated February 20, 1982 (Tower space) consent required:
         No

3. Flora, IL Tower - Radio Tower Lease Agreement between Enstar Income/Growth Program Six-A, L.P. as successor in interest to Flora Cable TV Company and Halliburton Services, A Division of Halliburton Company dated June 13, 1983 (Tower space) Consent required: No

4. Salem, IL Tower Amended Lease between Enstar Income/Growth Program Six-A, L.P. as successor in interest to Salem Cable TV Company and Motorola Inc. dated January 19, 1988 (Tower space) Consent required: No

ENSTAR IV/PBD SYSTEMS VENTURE

REAL PROPERTY OWNED

Nothing to Disclose

REAL PROPERTY LEASED

MT. CARMEL, IL

1. Office #1, 214 Walnut Street, Mt. Carmel, IL Rental Agreement (month-to month tenancy) between Enstar Cable and Thompson & Pettyjohn dated April 1, 1990 (Office) Consent required: Yes


2. Poplar Street, Mt. Carmel, IL Surface Lease for Cable Television Tower and Building between Enstar Communications Corporation and Christian Louis Tennes, Iris Patricia Tennes dated January 4, 1975 (Tower) Consent required: No; Notice required: Yes

ENSTAR CABLE OF MACOUPIN COUNTY

REAL PROPERTY OWNED

Nothing to Disclose

REAL PROPERTY LEASED

MACOUPIN, IL

1. Parcel of property consisting of approximately two an done-half (2.5) acres located three hundred twenty nine (329) feet south from the northwest corner of the Northwest Quarter (NW 1/4) of the Southeast Quarter (SE 1/4) of Section Twenty (20) in Township Twelve (12) Range Six (6) West of the Third Principal Meridian, situated in the County of Macoupin and State of Illinois Lease Agreement between Enstar Cable of Macoupin County and New Testament Lighthouse dated June 1, 1994 (Tower) Consent required: Yes

2. Parcel of property consisting of approximately two and one-half(2.5) acres on the South boundary of the Northeast Quarter (NE 1/4) of Section Twenty (20) in Township Ten (10) Range Seven (7) West of the Third Principal Meridian, situated in the County of Macoupin and State of Illinois Lease Agreement between Enstar Cable of Macoupin County and John Schein and Norma Schein dated July 1, 1994 (Headend) Consent required: Yes [The lease is currently being renegotiated--updates to come]

                                 SCHEDULE 2.1(B)

                          EXCLUDED ASSETS - ALL SELLERS


         Notwithstanding anything to the contrary in this Agreement, the following assets are expressly excluded from this sale, are not to be purchased or assumed by Purchaser, and do not constitute part of the Assets:

(a) All rights to tax refunds or fees of any nature, in either case relating to the period prior to the Closing Date;

(b) Agreements for management services, consulting services and the like with affiliate companies currently affecting the Systems;

(c) Any and all software licenses, other than licenses for operating system software.

                                  SCHEDULE 8.3

                         REQUIRED CONSENTS - ALL SELLERS




Material Consents:  The Material Consents shall consist of the Franchises.

Franchises Requiring Consent


ENSTAR INCOME PROGRAM II-1, L.P.

TAYLORVILLE, IL

Christian County (Taylorville)
East Gillespie (Village of)  (Notice required)
Gillespie (City of)
Litchfield (City of)
Owaneco (Village of) (Notice required)
Taylorville (City of)


ENSTAR INCOME PROGRAM II-2, L.P.

HILLSBORO, IL

Christian County (Hillsboro)
Coalton (City of)
Hillsboro (City of)
Jerseyville (City of)
Nokomis (City of)
Pana (City of)
Schram City (City of)

Taylor Springs (Village of)
Witt (City of) (Notice required)


ENSTAR INCOME PROGRAM IV-3, L.P.

SHELBYVILLE, IL

Fairfield (City of)
Geff (Village of) (Notice required)
Shelby County
Shelbyville (City of)

ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

FLORA, IL

Cisne (Village of) (Notice required)
Farmersville (Village of)
Flora (City of)
Junction City (Village of)
Noble (Village of)
Odin (Village of)
Raymond (Village of)
Salem (City of)
Sandoval (Village of)
Xenia (Village of)


ENSTAR IV/PBD SYSTEMS VENTURE

MT. CARMEL, IL

Mt. Carmel (City of)


ENSTAR CABLE OF MACOUPIN COUNTY

MACOUPIN, IL

Auburn (City of)
Carlinville (City of)
Girard (City of)
Nillwood (Village of) (Notice required)
Thayer (City of) (Notice required)
Virden (City of) (Notice required)